Exhibit 99.2

Draft

May __, 2003

The Board of Directors
Northwest Bancorp, Inc.
301 Second Avenue
Warren, Pennsylvania 16365

The Board of Trustees
Northwest Bancorp, MHC
301 Second Avenue
Warren, Pennsylvania 16365

Board Members:

You have requested our opinion as investment bankers that the range of prices that shares of common stock can be issued at, as established in accordance with the Stock Issuance Plan (the “Plan”) dated as of March 31, 2003 by Northwest Bancorp, Inc. (“NWSB”), the subsidiary of Northwest Bancorp, MHC (“MHC”), is fair to the shareholders of NWSB Common Stock and the Bank’s depositors from a financial point of view. Shareholders include both the MHC and the public minority shareholders of NWSB.

Pursuant to the Plan, NWSB will offer between $65.0 million and $100.0 million (subject to a 15% upward adjustment due to demand for shares or changes in market conditions) of its common stock to qualified depositors, NWSB’s employee plans and, to the extent shares remain available, members of the general public with a preference given to residents of NWSB’s local community and then to stockholders of NWSB. The per share price range of $15.50 to $16.75 has been established for this offering by NWSB and the MHC. This range was determined by NWSB and the MHC on the basis of relevant market factors and upon the advice of Ryan Beck. Under the terms of the Plan, at the conclusion of the offering, if NWSB has accepted subscriptions for at least $65.0 million of common stock, the MHC will contribute to NWSB a number of shares of NWSB’s common stock equal to the number of shares sold in the stock offering, which NWSB will then cancel. As a result, the number of shares of common stock owned by the MHC will decrease to between _____ and _____, or approximately _____% and _____% respectively of the 47,659,933 shares of common stock issued and outstanding as of March 31, 2003, from 35,366,218 shares, or approximately 74.2% of the shares of NWSB’s common stock issued and outstanding as of such date. The total consideration is subject to adjustment for certain events as more fully described in the plan.

Ryan Beck & Co., Inc. as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with common stock offerings and other corporate transactions. In conducting our investigation and analysis of the Plan, we have met with members of senior management of NWSB to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Plan, including but not limited to the following: (i) the Prospectus; (ii) NWSB’s Annual Reports on Form 10-K for the years ended June 30, 2002 (as amended), 2001 and 2000; (iii) NWSB’s Annual Reports to Stockholders for the years ended June 30, 2002, 2001 and 2000; (iv) NWSB’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, December 31, 2002 and September 30, 2002 (as amended); (v) certain operating and financial information including projections provided by management regarding NWSB’s business and prospects including the pro forma impact of the stock offering; (vi) certain material concerning NWSB’s active acquisition strategy were provided by management. These materials included projections and diligence materials for the recently consummated Prestige Bancorp acquisition and the pending First Bell Bancorp acquisition. (vii) historical market prices of NWSB’s common stock and the relationship of the market price to book value per share, tangible book value per share and earnings per share; (viii) the trading volume in NWSB’s common stock; (ix) historical stock market prices associated with all mutual holding company stocks listed on the NASDAQ National Market in relation to tangible book value and earnings per share; (x) an analysis of projected fully converted valuations for savings institutions in the mutual holding company structure, including NWSB; (xi) the trading volume of all NASDAQ National Market listed mutual holding company stocks; (xii) the market for fully converted thrift equities; and (xiii) other such studies, analyses, inquiries and examinations as are deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by NWSB or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of NWSB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of NWSB at March 31, 2003, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Plan in all respects is, and will be consummated in compliance with all laws and regulations applicable to NWSB and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Plan, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of NWSB. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of NWSB or its respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of NWSB and the Board of Trustees of MHC as an independent contractor to determine that the range of prices that shares of common stock can be issued as pursuant to the Plan is fair to the shareholders of NWSB Common Stock from a financial point of view. Ryan Beck will receive a fee for its services, a significant portion of which is contingent upon consummation of the offering. As part of a long-standing Investment Banking relationship with NWSB, Ryan Beck acted as a lead manager for NWSB’s issuance of Trust Preferred Securities in 2001.

Ryan Beck provides published investment analysis on NWSB. Ryan Beck acts as a market maker in NWSB common stock and trust preferred securities.

In the ordinary course of our business as a broker-dealer, we may actively trade equity and trust preferred securities of NWSB for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of NWSB and the Board of Trustees of MHC and does not constitute a recommendation to any shareholder of NWSB as to whether or not such shareholder should purchase shares in the proposed stock offering. Additionally, our opinion does not constitute a recommendation as we have not considered, nor are we expressing any opinion herein with respect to, the price at which NWSB Common Stock will trade following the consummation of the offering.

Based upon and subject to the foregoing it is our opinion as investment bankers that the range of prices that shares of common stock can be issued at, as established in accordance with the Stock Issuance Plan is fair from a financial point of view.

Very truly yours,

Ryan Beck & Co., Inc.